EXHIBIT 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

June 22, 2015

Mr. Eric Haas
Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231

        We hereby consent to (1) the reference of our firm and to the use of our reports of the Jubilee Field and TEN Project Area effective December 31, 2014 and dated January 15, 2015, in the Kosmos Energy Ltd. Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities Exchange Commission on February 23, 2015 and incorporated herein by reference; and (2) the reference to us under the heading "Experts" in this Form S-3 Registration Statement and the Prospectus to which the Registration Statement is related to be filed with the U. S. Securities and Exchange Commission on or about June 22, 2015.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580